Exhibit 99.1

PRESS RELEASE

US$

ABWTQ (OTC)

AbitibiBowater Announces New Executive Team Structure

MONTREAL, CANADA, July 16, 2009 - AbitibiBowater announced today, as part of the Company's ongoing comprehensive restructuring, that the organization of executive responsibilities has been reviewed and streamlined. The new, leaner structure will provide for enhanced efficiency and reduced costs.

"This is the right structure to lead us through both restructuring and emergence from creditor protection," stated David J. Paterson, President and Chief and Executive Officer. "As we progress through our comprehensive restructuring and filings, AbitibiBowater will continue to explore options to further reduce costs and enhance productivity, including the reduction of SG&A costs at Head Office."

A functional approach was taken in designing the new Executive Team, which will be comprised of five (5) executives reporting to David J. Paterson:

●	Alain Grandmont, Executive Vice President, Human Resources and Supply Chain, will take on a new role that merges the Company's human resources and supply chain functions.

●	William G. Harvey, Executive Vice President and Chief Financial Officer, will continue to oversee AbitibiBowater's finance and corporate development functions.

●	Yves Laflamme, Senior Vice President, Wood Products, will continue to lead the Company's woodland and sawmill operations, wood products sales and wood fiber sourcing.

●	Pierre Rougeau, Executive Vice President, Operations and Sales, will now lead operations and sales for both the Commercial Printing Papers and Newsprint divisions.

●	Jacques P. Vachon, Senior Vice President, Corporate Affairs and Chief Legal Officer, will continue to have responsibility for overseeing the Company's Legal and other corporate functions.

The appointments announced today are effective immediately. Also, as previously announced, Bruce K. Robertson will serve as Chief Restructuring Officer and work closely with the Executive Team. His primary responsibility will be to support Company efforts in the restructuring process stemming from AbitibiBowater's creditor protection filings.

AbitibiBowater produces a wide range of newsprint, commercial printing papers, market pulp and wood products. It is the eighth largest publicly traded pulp and paper manufacturer in the world. AbitibiBowater owns or operates 23 pulp and paper facilities and 30 wood products facilities located in the United States, Canada, the United Kingdom and South Korea. Marketing its products in more than 90 countries, the Company is also among the world's largest recyclers of old newspapers and magazines, and has third-party certified 100% of its managed woodlands to sustainable forest management standards. AbitibiBowater's shares trade over-the-counter on the Pink Sheets and on the OTC Bulletin Board under the stock symbol ABWTQ.

Contacts

Investors Duane Owens Vice President, Finance 864 282-9488	Media and Others Seth Kursman Vice president, Communications and Government Affairs 514 394-2398 seth.kursman@abitibibowater.com